                                                  Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-63371

PROSPECTUS

                            SURGE COMPONENTS, INC.

              453,313 Common Shares, $.001 Par Value, and 300,000
               Redeemable Class A Common Share Purchase Warrants
                               ----------------

         This Prospectus relates to 153,313 Common Shares (the "Selling Securityholders' Shares"), $.001 par value (the "Common Shares"), and 300,000 Class A Warrants (the "Warrants") of Surge Components, Inc. ("Surge" or the "Company"), which are being offered for sale by certain selling securityholders (the "Selling Securityholders"). This Prospectus also relates to the issuance of up to an aggregate of 300,000 Common Shares issuable upon exercise of the Warrants. Each Warrant entitles the holder to purchase one Common Share for $5.00 subject to adjustment in certain events, at any time commencing on August 1, 1998 until August 1, 2003. The Company may call the Warrants for redemption, at a price of $.05 per Warrant at any time commencing August 1, 1998 on not less than 45 days' prior written notice to the Warrantholders if the closing bid price of the Common Shares for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given has been at least $7.50. In addition, the Selling Securityholders may exercise the Warrants and sell the underlying Common Shares. The Selling Securityholders' Shares and the Warrants are sometimes collectively referred to herein as the "Selling Securityholders' Securities" or the "Securities". See "Selling Securityholders" and "Plan of Distribution."


         The Common Shares and Warrants are quoted on the Nasdaq SmallCap Market under the symbols "SRGE" and "SRGEW" and on the Boston Stock Exchange ("BSE") under the symbols "SRG" and "SRGW". On December 7, 1998, the closing sale price of the Common Shares and Warrants were $.50 and $.062, respectively, on the Nasdaq SmallCap Market. See "Market for Common Equity and Related Stockholder Matters."

            The date of this Prospectus is December 8, 1998.

         The Company will not receive any of the proceeds from the sales of the Selling Securityholders' Securities by the Selling Securityholders.

         The Selling Securityholders' Securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, their pledgees and/or their donees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Selling Securityholders' Securities by the Selling Securityholders, their pledgees and/or their donees, may be effected in one or more transactions that may take place in the over-the counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders, their pledgees and/or their donees, in connection with sales of the Selling Securityholders' Securities.

         The Selling Securityholders, their pledgees and/or their donees, may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, their pledgees and/or their donees, any commission paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders' Securities as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders' Securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, their pledgees and/or their donees, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders' Securities will be borne by the Company except for any commission paid to broker-dealers.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  ---------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Pursuant to Rule 429 under the Securities Act, this Registration Statement relates to the Company's Registration Statement on Form SB-2 (File no. 333-630-NY), as amended, pursuant to which an aggregate of 3,765,060 shares of Common Stock and 1,700,000 Class A Common Stock Purchase Warrants were originally registered.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60611. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Common Stock and Warrants are listed on the Nasdaq SmallCap Market, and Boston Stock Exchange, reports and other information concerning the Company can be inspected at such exchange.

         A registration statement on Form S-3 with respect to the Shares (the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus constitutes the Prospectus of the Company that is filed with such Registration Statement with respect to the sale of the Securities by the Selling Securityholders. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to the Company and the Securities.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997 ("Form 10-K"), Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998, May 31, 1998 and August 31, 1998 ("Forms 10-QSB"); the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 001-14188) filed pursuant to
Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information; and Proxy Statement on Schedule 14a dated June 9, 1998.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Written requests for copies of such information should be directed to the Company at 1016 Grand Boulevard, Deer Park, New York, 11729, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (516) 595-1818.

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and the notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus. This Prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Prospectus.

         Although forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed under "Risk Factors," as well as those discussed elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Prospectus. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus, as well as the various documents listed under the heading "Documents Incorporated By Reference," all of which have been filed with the Commission, and attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition and results of operations and prospects.

                                  The Company

         The Company is a supplier of electronic products and components. These products include capacitors, which are electrical energy storage devices and discrete components, such as semiconductor rectifiers, transistors and diodes, which are single function low power semiconductor products that are packaged alone as compared to integrated circuits such as microprocessors. The Company's products are typically utilized in the electronic circuitry of diverse products, including, but not limited to, automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and smoke detectors. The Company's products are sold to both original equipment manufacturers ("OEMs") who incorporate them into their products and to distributors of Surge's product lines.

         Surge's products are manufactured predominantly in Asia by approximately 20 independent manufacturers. The Company does not have any written long-term supply, distribution or franchise agreements with it distributors. The Company acts as the exclusive sales agent through independent sales representative organizations in North America for many of its manufacturers pursuant to oral agreements. Through the Company's wholly-owned subsidiary, Challenge/Surge, Inc., the Company also engages in the broker distribution business. In such business, Challenge purchases name brand electronic components and products, typically from domestic manufacturers and authorized distributors to fill specific customer orders. Challenge purchases such components and products in the open market on the best available terms and generally keeps small inventories in the range of $20,000 to $120,000. Challenge's revenues are generally derived from the mark-up on the sale of tangible products. Challenge operates as a separate entity and has certain sales representatives of its own, but generally shares management and facilities with the Company.

         The Company's products are marketed by independent sales representative organizations with which the Company has exclusive written agreements for the sale of its products to both end users and authorized distributors. Sales representatives market the Company's products to their customers. The sales representatives sell other companies' products, but are prohibited from selling competitive products.

         In 1982, the Company commenced operations as a distributor of passive electronic components, such as capacitors, which were purchased domestically and sold principally to OEMs, and to a lesser extent, to other distributors. The Company began marketing its own brand of ceramic capacitors in the United States in 1983 and shortly thereafter introduced a broad line of capacitor products under the "Surge" private label.

         The Company supplies a wide variety of electronic components bearing the Company's private "Surge" label which can be broadly divided into two categories--capacitors and discrete components. For the fiscal years ended November 30, 1996 ("Fiscal 1996") and November 30, 1997 ("Fiscal 1997"), capacitors accounted for approximately 83% and 75%, respectively, of the Company's sales while discrete components accounted for approximately 17% and 25%, respectively. The Company does not claim its reputation is based on name recognition. As the Company intensifies its marketing efforts, the Company will continue to attempt to increase its market share for its various products. The Company's business strategy is to offer one-stop shopping for its customers' needs by promoting both capacitors and discrete components to the same customers. Management believes that the Company's reputation is based on its history of providing high quality products at competitive prices, as well as its providing "creative services" normally available only from companies with much greater resources. These creative services which are currently available from the Company include factory to factory shipments and just-in-time deliveries.

          The Company was incorporated on November 24, 1981 in the State of New York. The Company's executive offices are located at 1016 Grand Boulevard, Deer Park, New York, 11729, and the telephone number is (516) 595-1818.

                                 The Offering

Common Shares Outstanding...........       4,852,958(1)

Securities Registered...............       453,313 Common Shares
                                           300,000 Class A Warrants


                                           This Registration Statement, of
                                           which the Selling Securityholders'
                                           Prospectus is a part, includes up
                                           to 300,000 Common Shares issuable
                                           upon the exercise of the Warrants
                                           by certain selling
                                           securityholders. See "Selling
                                           Securityholders."

Nasdaq Symbols. . . . . . . . . . .        Common Shares:             SRGE
                                           Warrants:                  SRGEW

BSE Symbols. . . . . . . . . . . . .       Common Shares:             SRG
                                           Warrants:                  SRGW

Risk Factors........................       This offering involves a high
                                           degree of risk. See "Risk
                                           Factors".

----------
(1)  Issued and outstanding as of November 19, 1998.


                                 RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following risk factors should be considered carefully, in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus.


         Absence of Substantial Historical Profitability; and Future Operating Results. The Company achieved increasing levels of sales during the last several years prior to a decrease in sales from $7,437,760 in the nine-month period ended August 31, 1997 ("Fiscal 1997 Period") to $6,233,828 in the nine-month period ended August 31, 1998 ("Fiscal 1998 Period"). Further, net income for the fiscal year ended November 30, 1997 ("Fiscal 1997") was only $75,350 and the Company incurred a net loss of $225,361 for the Fiscal 1998 Period as compared with net income of $32,060 in the Fiscal 1997 Period. Inasmuch as the Company will continue to have a high level of operating expenses, and is required to make significant up-front expenditures in connection with the continuing expansion of its operations, the Company's future profitability will depend upon corresponding increases in revenues from operations which have not occurred. As of October 15, 1998 the Company has incurred approximately $220,000 of expenses and expects to expend an additional $50,000 in connection with the expansion of its operations. The Company has sufficient funds to complete the expansion. Such funds were received from the Company's July 1996 public offering.

         The electronics and semiconductor industries have been characterized by intense price cutting which could materially adversely affect the Company's future operating results. Given the Company's limited financial resources, its anticipated expenses and the highly competitive environment in which the Company operates, there can be no assurance that the Company's current rate of revenue growth will continue in the future or that the Company's future operations will remain profitable.

         Lack of Written Long-Term Supply Contracts with Manufacturers and Dependence on Three Suppliers. The Company does not have any written long-term supply, distribution or franchise agreements with any of its manufacturers. The Company acts as the exclusive sales agent in North America for many of its manufacturers, pursuant to oral agreements. While the Company believes that it has established close working relationships with its principal manufacturers, the Company's success depends, in large part, on maintaining these relationships and developing new supplier relationships for its existing and future product lines. Because of the lack of long-term contracts, there can be no assurance that the Company will be able to maintain these relationships. For Fiscal 1997, two suppliers and for 1996, three suppliers, respectively, each accounted for in excess of 10% of the Company's net purchases. Purchases from these two suppliers in Fiscal 1997 were $1,376,457 and $1,034,783 or 18.1% and 13.6% of total purchases, respectively. During Fiscal 1996 purchases from these three suppliers were $1,154,262, $1,085,932 and $794,267, or 18%,
17% and 13%, respectively, of the Company's total purchases. While the Company believes that there are alternative semiconductor and capacitor manufacturers whose replacement products may be acceptable to its customers, the loss of, or a significant disruption in the relationship with, one or both of the Company's two major suppliers would most likely have a material adverse effect on the Company's business and results of operations.

         Need to Maintain Large Inventory; Price Fluctuations. In order to adequately service its customers, the Company believes that it is necessary to maintain a large inventory of its products. Accordingly, the Company attempts to maintain a three to four month inventory of those products it offers which are in high demand. As a result of the Company's strategic inventory purchasing policies, under which the Company, in order to obtain preferential pricing, waives the rights to manufacturers' inventory protection agreements (including price protection and inventory return rights), the Company bears the risk of increases in the prices charged by its manufacturers and decreases in the prices of products held in its inventory or covered by purchase commitments. If prices of components held in inventory by the Company decline or if new technology is developed that displaces products sold by the Company and held in inventory, the Company's business could be materially adversely affected.

         Dependence on Certain Customers. For Fiscal 1996 approximately 13.2% of the Company's net sales were derived from sales to the Company's only customer which accounted for in excess of 10% of the Company's revenues. During Fiscal 1997 two new customers accounted for approximately 16.8% (Harman Consumer Manufacturing) and 13.1% (Leviton Manufacturing Co.) of the Company's net sales. Although the Company's customer base has increased, the loss of its largest customers as well as, to a lesser extent, the loss of any other principal customer, would be expected to have a materially adverse effect on the Company's operations during the short-term until the Company is able to generate replacement business, although there can be no assurance of obtaining such replacement business.

         Intense Competition. The Company faces intense competition, in both its selling efforts and purchasing efforts, from the significant number of companies that manufacture or distribute electronic components and semiconductors. The Company's principal competitors in the sale of capacitors include Nichicon, Panasonic, Illinois Capacitors and NIC. Its principal competitors in the sale of discrete components include General Instrument Corp., Motorola, Inc., Microsemi, Diodes, Inc. and Samsung. Many of these companies are well established with substantial expertise, and possess substantially greater assets and possess substantially greater financial, marketing, personnel, and other resources than does the Company. Many larger competing suppliers also carry product lines which the Company does not carry. Generally, large semiconductor manufacturers and distributors do not focus their direct selling efforts on small to medium sized OEMs and distributors, which constitute the majority of the Company's customers. As the Company's customers increase in size, however, competitors may find it cost effective to focus direct selling efforts on those customers, which could result in increased competition, the loss of customers or pressure on profit margins for the Company. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors.

         Potential Shortage of Components. The semiconductor component business has, from time to time, experienced periods of extreme shortages in product supply, generally as the result of demand exceeding available supply. When these shortages occur, suppliers tend to either increase prices or reduce the number of units sold to customers. While the Company believes that, due to the depth of its inventory and its relationship with its manufacturers, it has not been adversely affected by recent shortages in certain discrete semiconductor components, no assurance can be given that future shortages will not adversely impact the Company.



         Ability to Manage Growth. The Company is currently expanding its current level of operations through the opening of additional sales/stocking offices, the expansion of its headquarters office and warehouse facility and an increase in inventories. The Company believes that it has sufficient funds, which were derived from the Company's public offering in July, 1996, to carry out its plans for expansion of its current facilities. There can be no assurance that the Company will be able to expand its operations beyond its current plans. Additional expansion of the Company's operations will depend on, among other things, the continued growth of the electronics and semiconductor industries, the Company's ability to withstand intense price competition, its ability to obtain new clients, retain sales and other personnel in order to expand its marketing capabilities, secure adequate sources of products which are then in demand on commercially reasonable terms, successfully manage growth (including monitoring an expanded level of operations and controlling costs) and the availability of adequate financing.


         The Company may also seek to expand its operations through potential acquisitions. The Company may acquire all or a portion of existing companies in businesses which the Company believes are compatible with its business including, but not limited to, competitors of the Company. Any decision to make an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction, the business prospects and the extent to which any acquisition would enhance the Company's prospects. To the extent that the Company may, depending upon the opportunities available to it, finance an acquisition with a combination of cash and equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company, or the acquisition or merger candidate itself, issues debt securities in connection with an acquisition, the Company may be subject to risks associated with incurring indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. The Company is not currently engaged in identifying any potential acquisition and has no plans, agreements, understandings or arrangements for any acquisitions. There can be no assurance that the Company will be able to successfully consummate any acquisition or successfully integrate into its business any acquired business or portion thereof.


         Decline of Broker Distribution Business. Challenge's broker distribution business fills orders from customers which need electronic components and products that are not readily available from their suppliers. As a result of the economic disturbances in Asia and a general decrease in the electronics industry, there is an abundance of electronics products in the United States markets. The abundance of electronics products has resulted in decreased business among the broker distributors as customers choose to purchase the products from suppliers with direct factory relationships due to the customer service provided, such as, technical support, rescheduling of deliveries, returning of goods, the general ease of doing business and better pricing. The decrease in Challenge's broker distribution business is reflected in the decrease in net sales for the nine months ended August 31 from $3,488,909 in 1997 to $2,261,137 in 1998.

         Although the Company cannot be certain, it believes that the broker distribution business will continue to change and that many of such businesses will have difficulties surviving if they have insufficient resources to compete with the factory direct distributors. In light of this belief, Challenge is considering developing a product line or group of lines manufactured in Asia to be sold under the name of Challenge, in addition to its broker distribution business.


         Unfavorable Product Mix; Declining Profit Margins. The Company's gross profit margins in 1997 decreased by 3.4 percentage points from 1996 as a result of increased competition in the electronics industry. The unavailability of products at favorable prices and the inability of the Company to continue its favorable sales mix, could adversely impact sales and gross profit margins. The electronics industry has historically been cyclical and has experienced periodic downturns, as well as price cutting trends. The semiconductor industry is experiencing a decline reflecting a slowdown in personal computer sales and rapidly falling prices for memory chips. These factors are difficult to predict and as the electronics industry is currently experiencing price cutting, the Company's future performance, particularly its profit margin, may be adversely affected.

         Possible Need for Additional Financing. The Company intends to expand its facilities over the next several years in order to achieve growth primarily through the increased penetration of the OEM and distribution market, the introduction of new products and the upgrade of existing product lines. In order to effect this expansion, the Company is expending funds toward the expansion of office and warehouse space at its current facilities in addition to establishing additional sales/stocking facilities in other strategic locations. The Company is renovating the office facilities to allow for expansion of the sales department, clerical, finance and purchasing departments. The Company believes the new working environment will lead to greater productivity. Additionally, the renovations include additional space for test labs, which will allow the Company to provide customers with prompt information regarding the specifications of its products and additional sales staff are expected to manage the Company's sales growth.

         In addition to the costs associated with the expansion of the Company's facilities, the Company expects to continue to incur significant operating costs. These costs consist principally of payroll, marketing and facilities related charges. Upon the updating of its current facilities and the opening of new facilities, facilities related charges are expected to rise dramatically.

Staffing requirements for any new facilities may substantially increase payroll related costs. The future profitability of the Company will therefore depend on increased future sales levels. In that regard the Company does not plan on opening new facilities unless demand warrants such opening which is not currently contemplated. In the event that future sales levels do not increase or in the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company will not be able to achieve all of its business plans. The Company has sufficient funds to complete the expansion of its current facilities. Any inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its planned expansion.

         Adverse Effects of Trade Regulation and Foreign Economic Conditions. Approximately 49% of the total goods purchased by the Company in 1997 were manufactured in foreign countries, with the majority purchased in Taiwan (24.2%), China (18.7%), South Korea (3.6%), India (1.4%) and Hong Kong (1.2%).
The purchase of goods manufactured in foreign countries, such as the foregoing, is subject to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls and changes in governmental policies, any of which could have a materially adverse effect on the Company's business and results of operations. In addition, the current economic conditions in Southeast Asia may severely impact the Company's business. Potential concerns may include drastic devaluation of currencies, loss of supplies and increased competition within the region.

         The ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States' relationship with China, could have an adverse effect on the Company's business. The Company's ability to remain competitive could also be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While the Company does not believe that any of these factors have adversely impacted its business in the past, there can be no assurance that these factors will not materially adversely affect the Company in the future.


         Electronics Industry Cyclicality. The electronics industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of capacitors and semiconductors. In addition, the life-cycle of existing electronic products and the timing of new product developments and introductions can affect demand for semiconductor components. Any downturns in the electronics distribution industry could adversely affect the Company's business and results of operations.

         Absence of Patents, Trademarks and Proprietary Information. The Company holds no patents and has no trademarks or copyrights registered in the United States Patent and Trademark Office or in any state. The Company relies on the know-how, experience and capabilities of its management personnel. Without trademark and copyright protection, however, the Company has no protection from other parties attempting to offer similar services.

         Although the Company believes that its products do not and will not infringe patents or trademarks, or violate proprietary rights of others, it is possible that infringement of existing or future patents, trademarks or proprietary rights of others may occur. In the event the Company's products infringe proprietary rights of others, the Company may be required to modify the design of its products, change the name of its products and/or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company or its operations. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

         Control by Management and Current Shareholders. As of October 28, 1998, Management of the Company beneficially owned 752,624 Common Shares, or approximately 15.5% of the then issued and outstanding Common Shares. In view of the Shareholder Rights Protection Plan described below, the Company's present Management may be able to effectively control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge or sell all of the assets of the Company, and generally direct the affairs of the Company. Ira H. Levy and Steven J. Lubman, President and Vice President, respectively, entered into a stock purchase agreement pursuant to which each agreed to vote their shares, for as long as the other party continues to own voting shares of the Company, in such manner as to elect each of them as a director of the Company.

         Dependence Upon Key Personnel. The Company is highly dependent upon the services of Ira Levy, and Steven J. Lubman. The success of the Company, to date, has been largely dependent upon the efforts and abilities of Messrs. Levy and Lubman, and the loss of either of their services for any reason could have a material adverse effect upon the Company. In addition, the Company's work force includes executives and employees with significant knowledge and experience in the electronics distribution industry. The Company's future success will be strongly influenced by its ability to continue to recruit, train and retain a skilled work force. While the Company believes that it would be able to locate suitable replacements for its executives or other personnel if their services were lost to the Company, there can be no assurance that the Company would be able to do so on terms acceptable to the Company.

         On February 1, 1996, the Company entered into five-year employment agreements with Messrs. Levy and Lubman commencing on July 31, 1996. Nevertheless, should either of their services become unavailable for any reason, the location and hiring of a suitable replacement for Mr. Levy and/or Mr. Lubman could be very difficult. The Company has purchased key-man life insurance policies on Mr. Levy and Mr. Lubman with benefits of $1,000,000 payable to the Company in the event of each person's death. The benefits received under these policies might not be sufficient to compensate the Company for the loss of Mr. Levy's or Mr. Lubman's services should a suitable replacement not be employed.

         Risk of Loss of Uninsured Cash Balances. The Company maintains its cash balances in several financial institutions. Accounts at each financial institution are secured by the FDIC for up to $100,000. Uninsured balances at August 31, 1998 were approximately $108,674 which could be lost if any of these banks fail.

         No Dividends. The Company does not intend, for the foreseeable future, to declare or pay any dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business.

         Shares Eligible for Future Sale. The Company as of October 28,
1998, had 4,852,958 Common Shares outstanding. Of the Common Shares issued and outstanding, an aggregate of 4,153,098 Common Shares including the 1,500,000 Common Shares sold in the July 1996 Public Offering, 333,333 Common Shares sold in the Company's initial public offering, which closed in September of 1984; and any other shares which were sold pursuant to Rule 144, or otherwise exempt from registration are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The remaining 699,860 Common Shares are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. All of such shares are currently eligible for sale under Rule 144(k).

         No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

         Effect of Outstanding Warrants and Options. Commencing on August 1, 1998, all of the Company's 3,425,000 Warrants became exercisable. As of October 29, 1998 there were 293,000 shares issuable upon exercise of options. The exercise of the Warrants and the Underwriters's Warrants (from its July 1996 Public Offering) (and the Warrants included therein) may adversely affect prevailing market prices for the Common Shares and may dilute the interests of existing shareholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Warrants and the Underwriters's Warrants. The Company has granted certain demand and "piggy-back" registration rights to the Underwriters with respect to the securities issuable upon exercise of the Underwriters's Warrants.

         Blank Check Preferred Stock, "Poison Pill" and Control of Company. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered without further shareholder approval, but subject to the Representative's prior written consent during the next two years, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Shares. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no current intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

         On June 30, 1997, the Board of Directors of the Company unanimously adopted a Shareholder Rights Protection Plan, commonly referred to as a poison pill (the "Plan"). The Plan is not intended to prevent a tender offer or proxy contest to take-over the Company, but rather to prevent a party from gaining control in the open market at currently less than fair prices. Under the Plan, each shareholder of record on July 10, 1997 (the "Record Date"), except someone who becomes a 20% shareholder, will receive two common share purchase rights (each, a "Right") for each Common Share held on the Record Date or issued after the Record Date and before a person acquires 20% or more of the outstanding shares. Each Right entitles the holder to purchase one Common Share, at $.01 per share, in the event a person acquires 20% or more of the Company's outstanding shares other than through a tender offer, proxy contest or other exempt transactions, where shareholders enjoy statutory safeguards. Unless a person limits his holdings to less than 20% or is prepared to pay fair value to all shareholders, the Plan will deter someone from acquiring 20% or more of the Common Share at very low prices. The Board may redeem the Rights prior to an event occurring under the Plan.

         Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.



YEAR 2000 ISSUES

         Background. Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean something other than the year 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 Problem."

         Assessment. The Year 2000 Problem could affect computers, software, and other equipment used, operated, or maintained by the Company. Accordingly, the Company is reviewing its internal computer programs and systems to ensure that the programs and systems will be Year 2000 compliant. The Company has been advised that its computer systems are Year 2000 compliant. The Company has spent approximately $15,600 to become Year 2000 compliant and does not anticipate incurring any additional costs.


         Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 Problem. The Company is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on its office and facilities equipment.

         The Company estimates the total cost to the Company of completing any required modifications, upgrades, or replacements of these internal systems will not have a material adverse effect on the Company's business or results of operations. This estimate is being monitored and will be revised as additional information becomes available.

         Suppliers and Customers. The Company will commence a program to pursue compliance by those with whom it electronically interconnects and will initiate communications with third party suppliers and customers to identify and, to the extent possible, to resolve issues involving the Year 2000 Problem. The Company's accounting system is not linked to any outside software system. However, the Company has limited or no control over the actions of these third party suppliers and customers. Thus, while the Company expects that it will be able to resolve any significant Year 2000 Problems with these systems, there can be no assurance that these suppliers and customers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of the Company or any of its customers. Any failure of these third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on the Company's business, financial condition, and results of operation..

         Most Likely Consequences of Year 2000 Problems. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business operations. However, management believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting the Company have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 Problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management expects that the Company could likely suffer the following consequences:

         1. a significant number of operational inconveniences and inefficiencies for the Company and its customers that may divert management's time and attention and financial and human resources from its ordinary business activities; and

         2. a lesser number of serious system failures that may require significant efforts by the Company or its customers to prevent or alleviate material business disruptions.

         Contingency Plans. The Company is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company expects to complete its contingency plans by the end of 1998. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software, short to medium-term use of backup equipment and software, increased work hours for Company personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems that arise or to provide manual workarounds for information systems, and similar approaches. If the Company is required to implement any of these contingency plans, it could have a material adverse effect on the Company's financial condition and results of operations.

         Based on the activities described above, the Company does not believe that the Year 2000 Problem will have a material adverse effect on the Company's business or results of operations.

         Disclaimer. The discussion of the Company's efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. The Company's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, and unanticipated problems identified in the ongoing compliance review.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Common Stock and Class A Warrants are traded in the over-the counter market and are quoted on the National Association of Securities Dealers Automated Quotation System, Inc. SmallCap Market ("Nasdaq") under the symbols "SRGE" and "SRGEW", respectively. In addition, the Common Shares and Warrants are listed on the Boston Stock Exchange under the symbols "SRG" and "SRGW", respectively.

                  The following table sets forth for the periods indicated, the high and low trade prices of the Company's Common Shares and Warrants, as reported by Nasdaq.

Security                   Trading Period                                               High              Low
--------                   --------------                                               ----              ---

Common Shares              FISCAL YEAR ENDED NOVEMBER 30, 1997
                           -----------------------------------

                           FIRST QUARTER
                           (December 1, 1996 - February 28, 1997)                      5 3/8             3 1/2

                           SECOND QUARTER
                           (March 1, 1997 - May 31, 1997)                              5 5/8             2

                           THIRD QUARTER
                           (June 1, 1997 - August 31, 1997)                            2 3/16              1/2

                           FOURTH QUARTER
                           (September 1, 1997 - November 30, 1997)                     2 3/8               5/8

                           FISCAL YEAR ENDING NOVEMBER 30, 1998
                           ------------------------------------

                           FIRST QUARTER
                           (December 1, 1997 - February 28, 1998)                      2 13/16           1 15/32

                           SECOND QUARTER
                           (March 1, 1998- May 31, 1998)                               3 1/8             1 1/8

                           THIRD QUARTER
                           (June 1, 1998- August 31, 1998)                             2 1/2               11/16

                           FOURTH QUARTER
                           (September 1, 1998- September 9, 1998)                        25/32             3/8



Security                   Trading Period                                               High              Low
--------                   --------------                                               ----              ---

Warrants                   FISCAL YEAR ENDED NOVEMBER 30, 1997
                           -----------------------------------

                           FIRST QUARTER
                           (December 1, 1996 - February 28, 1997)                    2 1/8                   1/2

                           SECOND QUARTER
                           (March 1, 1997 - May 31, 1997)                              13/16                 7/32

                           THIRD QUARTER
                           (June 1, 1997 - August 31, 1997)                            5/16                  3/32

                           FOURTH QUARTER
                           (September 1, 1997 - November 30, 1997)                     13/16                 1/8

                           FISCAL YEAR ENDING NOVEMBER 30, 1998
                           ------------------------------------

                           FIRST QUARTER
                           (December 1, 1997 - February 28, 1998)                    1 3/32                  3/8

                           SECOND QUARTER
                           (March 1, 1998- May 31, 1998)                             1 1/2                   31/32

                           THIRD QUARTER
                           (June 1, 1998- August 31, 1998)                           1 1/2                   1/4

                           FOURTH QUARTER
                           (September 1, 1998- September 3, 1998)                      1/2                   3/8


                  On November 19, 1998, the closing sale price of a Common Share was $.50 and on November 18, 1998, the closing sale price of a Warrant was $.156.



                  On September 10, 1998, the Company had 182 and 36 recordholders of its Common Stock and Warrants, respectively, and reasonably believed it had in excess of 300 beneficial holders of its Common Stock.

         The Company has not paid any cash dividends on its Common Stock during the last two years and does not anticipate paying any in the foreseeable future. The Board of Directors intends to retain any earnings to support the growth of the Company's business.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Securities. However, the Company expects to use the proceeds from the exercise of the Warrants for working capital and other general corporate purposes.

                            SELLING SECURITYHOLDERS


         The table below sets forth with respect to each Selling Stockholder, based upon information available to the Company as of November 19, 1998, the number of shares of Common Stock beneficially owned before and after the sale of the shares offered hereby, the number of shares to be sold, and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock offered hereby. Although there can be no assurance that the Selling Securityholders will sell any or all of the Securities, the following table assumes that each of the Selling Securityholders will sell all of the Securities offered by this Prospects.


         This Registration Statement, of which the Selling Securityholders' Prospectus is a part, relates to 153,313 Common Shares, 300,000 Warrants and 300,000 Common Shares issuable upon the exercise of Warrants by certain Selling Securityholders. In addition, the Selling Securityholders may exercise the Warrants and sell the underlying Common Shares.


                                                                                                         Beneficial
                                                                                                          Ownership
                                       Beneficial                                  Amount of                After
                                     Ownership Prior        Percentage of        Common Shares/            Selling
                                       to Selling              Common           Class A Warrants      Securityholders'
                                    Securityholders'        Shares Owned         and Underlying        Offering if All
                                        Offering               Before            Common Shares         Shares/Warrants
    Selling Securityholder             Shares (1)            Offering(1)        Being Registered          are Sold
-------------------------------  ----------------------- ------------------- ----------------------  -------------------
Palmyra Lin                            150,000                   3%                 50,000 shs.                    0
                                                                                   100,000 wts.
                                                                                   100,000 shs.
Estate of Andrew                        89,791                  1.8%                 1,271 shs.               13,520
Dembrowski                                                                          25,000 shs.
                                                                                    50,000 wts.
                                                                                    50,000 shs.
Frank Brooks                            75,000                  1.5%                25,000 shs.                    0
                                                                                    50,000 wts.
                                                                                    50,000 shs.


     *    Less than 1%

                                                                                                         Beneficial
                                                                                                          Ownership
                                       Beneficial                                  Amount of                After
                                     Ownership Prior        Percentage of        Common Shares/            Selling
                                       to Selling              Common           Class A Warrants      Securityholders'
                                    Securityholders'        Shares Owned         and Underlying        Offering if All
                                        Offering               Before            Common Shares         Shares/Warrants
    Selling Securityholder             Shares (1)            Offering(1)        Being Registered          are Sold
-------------------------------  ----------------------- ------------------- ----------------------  -------------------
Andrew Licari                           75,000                  1.5%               25,000 shs.                    0
                                                                                   50,000 wts.
                                                                                   50,000 shs.
Jerome Springier                        75,000                  1.5%               25,000 shs.                    0
                                                                                   50,000 wts.
                                                                                   50,000 shs.
Edward Kravitz                          18,333                    *                 2,042 shs.               16,291
------------------------------------------------------------------------------------------------------------------------
                                                                                    3,313 shs.
                                                                                  150,000 shs.
                                                                                  300,000 wts.
                                                                                  300,000 shs.
                                                                                  -------
Total:                                 483,124                                    453,313 shs.               29,811
                                       =======                                    =======                    ======

*    Less than 1%


(1) Based on 4,852,958 Common Shares outstanding as of November 19, 1998. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

                             PLAN OF DISTRIBUTION

         The shares of Common Stock, Class A Warrants and shares of Common Stock issuable upon exercise of Class A Warrants (collectively the"Securities") offered hereby are being offered by the Selling Securityholders and/or their transferees, assignees, pledgees or other successors for their own account and not for the account of the Company.
The Selling Securityholders may continue to sell the Securities directly to purchasers or, alternatively, may offer the Securities from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Securityholders. Sales of the Securities may be made in one or more transactions on NASDAQ, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Sales of Securities are subject to the prospectus delivery and other requirements of the Securities Act.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Stock of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Common Stock of the

Company during the applicable "cooling off" period (nine business days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the regulations thereunder, including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of the Securities by the Selling Securityholders. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Common Stock and Class A Warrants to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Securities purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                                 LEGAL MATTERS

         The legality of the securities offered by this Prospectus will be passed upon for the Company by Snow Becker Krauss P.C., New York, New York.

                                    EXPERTS

         The consolidated financial statements of Surge Components, Inc. and its subsidiary and for the two years ended November 30, 1996 and 1997 included in this Prospectus have been included in reliance upon the report of Seligson & Giannattasio, LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                     SURGE COMPONENTS, INC. AND SUBSIDIARY

                         Index to Financial Statements
                     For the Year Ended November 30, 1997


Independent Auditors' Report                                          F - 2

Consolidated Balance Sheet                                            F - 3 - 4

Consolidated Statements of Income                                     F - 5

Consolidated Statements of Stockholders' Equity                       F - 6

Consolidated Statements of Cash Flows                                 F - 7 - 8

Notes to Consolidated Financial Statements                            F - 9 - 22

                      For the Period Ended August 31, 1998

Consolidated Balance Sheets                                           F-23-24

Consolidated Statements of Income                                     F-25

Consolidated Statements of Cash Flows                                 F-26

Notes to Consolidated Financial Statements                            F-27-28

                         INDEPENDENT AUDITORS' REPORT



To The Board of Directors
Surge Components, Inc. and Subsidiary




We have audited the accompanying consolidated balance sheet of Surge Components, Inc. and Subsidiary as of November 30, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years ended November 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surge Components, Inc. and Subsidiary as of November 30, 1997 and the results of their operations and their cash flows for the two years ended November 30, 1997 in conformity with generally accepted accounting principles.




Seligson & Giannattasio, LLP
N. White Plains, New York
January 26, 1998
                                      F - 2

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                November 30, 1997




                           ASSETS (Note 4)


Current assets:
     Cash (Note 2)                                 $ 2,895,695
     Marketable securities (Note 2)                  2,217,370
     Accounts receivable (net of allowance for
       doubtful accounts of $15,724)                 1,544,536
     Inventory                                       1,228,941
     Prepaid expenses and taxes                        130,844
     Cash surrender value                               29,789
                                                   -----------


         Total current assets                                        $8,047,175

Fixed assets - net of accumulated depreciation
     of  $160,858  (Note 3)                                             123,942

Other assets:
     Security deposits                                                    2,985
                                                                     ----------

         Total assets                                                $8,174,102
                                                                     ==========








See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                November 30, 1997



                          LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
     Loan payable - bank (Note 4)                      $   495,495
     Accounts payable                                      960,073
     Accrued expenses                                      294,734
     Corporation taxes payable                                 456
                                                       -----------
         Total current liabilities                                   $1,750,758

Long term debt:
     Deferred income tax (Note 7)                                         1,396
                                                                     ----------
         Total liabilities                                            1,752,154

Commitments and contingencies (Notes 4 through 12)

Stockholders' equity (Note 6):
     Preferred stock - $.001 par value stock,
         1,000,000 shares authorized, none issued
         and outstanding                                        --
     Common stock - $.001 par value stock,
         25,000,000 shares authorized, 4,823,958
         shares issued and outstanding                       4,824
     Additional paid-in capital                          6,335,862
     Unrealized holding gain (Note 2)                       75,980
     Retained earnings                                       5,282
                                                        ----------
         Total stockholders' equity                                   6,421,948
                                                                     ----------
         Total liabilities and stockholders' equity                  $8,174,102
                                                                     ==========





See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME






                                                         November 30,
                                                    1 9 9 7           1 9 9 6
                                                    -------           -------


Sales                                             $ 10,887,608     $  8,501,318
   Less returns and allowances                          53,810           31,420
                                                  ------------     ------------

Net sales                                           10,833,798        8,469,898

Cost of goods sold                                   8,224,670        6,144,152
                                                  ------------     ------------

Gross profit                                         2,609,128        2,325,746
                                                  ------------     ------------

Operating expenses:
   General and administrative
    expenses                                         1,955,306        1,590,942
   Selling and shipping expenses                       719,185          529,888
   Depreciation                                         54,693           29,193
                                                  ------------     ------------

         Total operating expenses                    2,729,184        2,150,023
                                                  ------------     ------------

Income (loss) from operations                         (120,056)         175,723

Other Income and (Expenses)
Investment income                                      265,307           94,285
Interest expense                                       (56,012)         (41,435)
                                                  ------------     ------------

Income before income taxes                              89,239          228,573

Income taxes (Note 9)                                   13,889           89,435
                                                  ------------     ------------

Net income                                        $     75,350     $    139,138
                                                  ============     ============

Weighted average shares outstanding
 Basic                                               4,823,958        3,623,890
 Diluted                                             4,964,983        3,650,662

Earnings per share
 Basic                                            $        .02     $        .04
 Diluted                                          $        .02     $        .04

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED NOVEMBER 30, 1997 AND 1996


                                                                               Additional   Unrealized  Retained        Total
                                  Preferred Stock          Common Stock         Paid-In       Holding   Earnings     Stockholders'
                                 Shares      Amount     Shares       Amount     Capital        Gain     (Deficit)       Equity
                               ---------   ---------  ----------   ----------  ----------   ----------  ----------  -------------

Balance - December 1, 1995         --     $    --     1,748,958   $    1,749  $1,529,829   $     --    $ (209,206)   $1,322,372

Net unrealized gain in
  marketable securities            --          --          --           --          --         35,751        --          35,751

Proceeds from issuance of
 private offering                  --          --       350,000          350     286,533         --          --         286,883

Proceeds from exercise of
 warrants                          --          --     1,000,000        1,000     119,000         --          --         120,000

Proceeds from issuance of
  public offering                  --          --     1,725,000        1,725   4,400,500         --          --       4,402,225

Net income for the period          --          --          --           --          --           --       139,138       139,138
                              ---------   ---------  ----------   ----------  ----------   ----------  ----------    ----------

Balance - November 30, 1996        --          --     4,823,958        4,824   6,335,862       35,751     (70,068)    6,306,369

Proceeds from issuance
  of stock                         --          --          --           --          --           --          --            --

Net unrealized gain in
  marketable securities            --          --          --           --          --         40,229        --          40,229

Net income for the period          --          --          --           --          --           --        75,350        75,350
                              ---------   ---------  ----------   ----------  ----------   ----------  ----------    ----------

Balance - November 30, 1997        --     $    --     4,823,958   $    4,824  $6,335,862   $   75,980  $    5,282    $6,421,948
                              =========   =========  ==========   ==========  ==========   ==========  ==========    ==========


See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        Year Ended
                                                        November 30,
                                                 1 9 9 7            1 9 9 6
                                                 -------            -------
OPERATING ACTIVITIES:
   Net income                                  $    75,350    $   139,138
   Adjustments to reconcile net
    income to net cash provided
    by operating activities:
         Depreciation                               54,693         29,193
         Deferred income taxes                      (3,092)           200
         Provision for losses on
          accounts receivable                        6,518          2,188

CHANGES IN OPERATING ASSETS AND LIABILITIES:
   Accounts receivable                            (651,203)       125,378
   Inventory                                       103,703       (596,288)
   Prepaid expenses and taxes                     (109,017)       (14,216)
   Deposit on merchandise                             --            1,150
   Cash surrender value                            (13,317)        (9,558)
   Accounts payable                                 (9,881)       233,983
   Accrued expenses and taxes                       12,636       (123,709)
   Customer deposit                                   --          (24,837)
                                               -----------    -----------

NET CASH USED BY OPERATING ACTIVITIES             (533,610)      (237,378)
                                               -----------    -----------

INVESTING ACTIVITIES
   Purchase of marketable securities              (134,460)    (2,006,930)
   Acquisition of fixed assets                      (8,858)      (125,515)
                                               -----------    -----------


NET CASH USED BY INVESTING ACTIVITIES             (143,318)    (2,132,445)
                                               -----------    -----------








See accompanying notes to consolidated financial statements

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                      Year Ended
                                                     November 30,
                                                1 9 9 7        1 9 9 6
                                                -------        -------

FINANCING ACTIVITIES
   Deferred offering costs                   $      --      $(1,068,201)
   Net borrowings under
    letter-of-credit agreement                   331,263         34,389
   Proceeds from public offering                    --        5,520,000
   Proceeds from private offering                   --          325,000
   Proceeds from exercise of warrant                --          120,000
                                             -----------    -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES        331,263      4,931,188
                                             -----------    -----------

NET CHANGE IN CASH                              (345,665)     2,561,365

CASH AT BEGINNING OF PERIOD                    3,241,360        679,995
                                             -----------    -----------

CASH AT END OF PERIOD                        $ 2,895,695    $ 3,241,360
                                             ===========    ===========


SUPPLEMENTAL CASH FLOW INFORMATION:

   Income taxes paid                         $   150,908    $    26,749
                                             ===========    ===========

   Interest paid                             $    56,012    $    41,435
                                             ===========    ===========

Payment of legal services through issuance
 of stock (Note 8)                           $      --      $    25,000
                                             ===========    ===========











See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 1 - ORGANIZATION AND DESCRIPTION OF COMPANY'S BUSINESS

Surge Components, Inc. was incorporated in the State of New York and commenced operations on November 24, 1981 as an importer of electronic products, primarily capacitors and rectifiers, to customers located principally throughout the United States. On June 1, 1988 the Company formed Challenge/Surge Inc., a wholly-owned subsidiary to engage in the distribution of electronic component products from established brand manufacturers to customers located principally throughout the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Marketable Securities

Effective November 1, 1993, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) Number 115 "Accounting for Certain Investments in Debt, and Equity Securities". Under this standard, certain investments in debt and equity securities will be reported at fair value. The Company's marketable securities, which consist primarily of mutual funds, are being reported as securities held for sale. The market value of these securities at November 30, 1997 is as follows:

Aggregate cost                      $2,141,390
Gross unrealized gain                   75,980
Gross unrealized loss                       --
                                    ----------
                                    $2,217,370
                                    ==========


Cost of the securities used in the computation of realized gains and losses is determined using the specific identification method. During 1997 and 1996, there were no sales of these securities.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, which consist solely of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market. The Company measures inventory and cost of goods sold for interim financial statements by use of a historically developed gross profit percentage. Annually, the Company adjusts the inventory to reflect the results of a physical count. No material adjustments were made to adjust to the physical count for the years ended November 30, 1997 and 1996.

Depreciation and Amortization

Fixed assets are recorded at cost. Depreciation is generally provided on an accelerated method (double-declining balance) for personal property and on the straight-line method for real property over the estimated useful lives of the various assets as follows:

             Furniture, fixtures and equipment                  5 -   7 years
             Transportation equipment                           3 -   5 years
             Leasehold Improvements                             10 - 39 years

Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

Reserve for Bad Debts

The Company, due to its customer base has experienced an insignificant amount of bad debts. As a result, the Company has not provided for a material change in the reserve for bad debts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all its cash balances in two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At November 30, 1997 and 1996, the Company's uninsured cash balances totaled $1,190,696 and $3,114,300, respectively. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997






NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued Vacation Pay

Employees are required to take vacation in the year of entitlement. Accrued unpaid vacation entitlement has not been significant and, as a result, no accrual has been provided for.

Deferred Offering Costs

Costs and fees incurred in conjunction with the private placement (Note 6) were deferred and have been charged against gross proceeds of the securities on a prorata basis. Costs and fees incurred in conjunction with the public offering (Note 6) were deferred and charged against the gross proceeds of the securities.

Income Taxes

The Company's deferred income taxes arise primarily from the differences in the recording of the depreciation expense for financial reporting and income tax purposes. Income taxes are reported based upon the Company's adoption of the Statement of Financial Accounting Standards (SFAS) number 109 "Accounting for Income Taxes".

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997







NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value

The Company has a number of financial instruments, none of which are held for trading purposes. The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities. The Company estimates that the fair value of all financial instruments at November 30, 1997, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Earnings Per Share

Effective December 1, 1997, the Company Adopted Financial Accounting Standards Board Statement of Financial Accounting Standards Number 128, "Earning Per Share". Under this standard, the method for calculation of earnings per share was changed and requires the presentation of "basic" and "diluted" earnings per share. Prior period earnings per share have been restated to conform with these provisions.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 3 - FIXED ASSETS

Fixed assets consist of the following at November 30, 1997:


     Furniture and fixtures                                  $  35,967
     Leasehold improvements                                     53,258
     Computer equipment                                        195,575
                                                              --------

                                                               284,800
                 Less - accumulated depreciation               160,858
                                                              --------

                 Total fixed assets                           $123,942

Depreciation expense for the years ended November 30, 1997 and 1996 was $54,693 and $29,193, respectively.

NOTE 4 - LETTERS OF CREDIT TO BANK

In May 1996, the Company entered into a letter of credit agreement with a bank allowing the Company to obtain up to $800,000 in outstanding letters of credit and $200,000 in direct borrowings. The fees on the letters of credit are one half percent (1/2%) upon opening the letter of credit, one half percent (1/2%) on negotiation and two percent (2%) per annum over the banker's acceptance rate over the borrowed term. These borrowings are collateralized by the Company's assets. The agreement also contains provisions for the creation of banker's acceptances and covenants requiring the Company to maintain specified levels of tangible net worth. The direct borrowings incur interest at a rate of prime plus one percent per annum.

In July 1997, the Company renewed its letter of credit agreement. The terms and conditions pursuant to this agreement remain unchanged except direct borrowings incur interest at the prime rate. On November 30, 1997 and 1996, the bankers acceptances totaled $495,495 and $164,232 and the outstanding letters of credit totaled $82,390 and $141,350, respectively. At November 30, 1997 and 1996, there were no direct borrowings outstanding.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997





NOTE 5 - RETIREMENT PLAN

In June 1997, the Company adopted a qualified 401(k) plan for all full-time employees who are twenty-one years of age and have completed twelve months of service. The Plan allows total employee contributions of up to fifteen percent (15%) of the eligible employee's salary through a salary reduction mechanism. The Company will make a matching contribution of twenty percent (20%) of each employee's contribution for each dollar of employee deferral up to five percent (5%) of the employee's salary. Net assets in the plan as of November 30, 1997 totaled $33,983. Pension expense for the year ended November 30, 1997 was $2,931.


NOTE 6 - STOCKHOLDERS' EQUITY

Preferred Stock

In February 1996, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000,000 shares of preferred stock in one or more series, with each series to have such designations, rights and preferences as may be determined from time to time by the Board of Directors. At November 30, 1997, none of the shares has been designated.

Warrant Agreement

In April 1994, the Company entered into a warrant agreement with The Harriman Group, Inc., a broker-dealer registered with the United States Securities and Exchange Commission, in consideration for the services rendered under a financial advisory and investment banking agreement. In exchange for $1,200, the investment banker received 1,000,000 warrants exercisable for 1,000,000 shares of the Company's common stock at $.12 per share for a one year period commencing on the date the Company's common stock has been listed on any stock exchange, or sooner, upon mutual agreement of the Company and The Harriman Group, Inc. In June 1996, the warrants were exercised.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997


NOTE 6 - STOCKHOLDERS' EQUITY (Continued)

Private Placement

Pursuant to a Private Placement Memorandum dated October 3, 1995 the Company completed a private offering of securities pursuant to Regulation D of the Securities Act of 1933, as amended. This exempt offering consisted of a minimum of $500,000 (consisting of 10 units, totaling 500,000 shares, at $50,000 per unit) and a maximum of $1,000,000 (20 units, totaling 1,000,000 shares, at $50,000 per unit). Each unit, as amended, consisted of one share of the Company's common stock and one Class A Warrant plus an additional Class A Warrant, which warrants are identical to those issued in the public offering. In November 1995, the Company grossed $500,000 and netted $397,500 from the issuance of the units. In December 1995, the Company completed the offering raising aggregate net proceeds totaling $683,500 for the Company consisting of the sale of 16-1/2 units.

Additional Shares Issued

In January 1996, the Company issued 25,000 shares and 50,000 Class A warrants to a partnership whose partners are members of a law firm retained by the Company, in exchange for legal services rendered. The shares and Class A warrants are identical in all respects to those issued in the private placement.

Public Offering

On August 8, 1996, the Company grossed $5,520,000 and netted approximately $4,807,000 from the completion of a public offering (the "Public Offering") under the Securities Act of 1933 as amended. The offering consisted of 1,725,000 units, at a selling price of $3.20 per unit. Each unit consisted of one Common Share (the "Common Shares") and one redeemable Class A Common Share Purchase Warrant (the "Warrants"). Each Warrant entitles the holder to purchase one Common Share for a period of five years commencing two years after the July 31, 1996 effective date of the Public Offering at a price of $5.00.

Stock Split

In February 1996, the Company effected a one-for-twelve reverse stock split. The effect of the split is being presented retroactively for all periods presented.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997


NOTE 6 - STOCKHOLDERS' EQUITY (Continued)

1995 Employee Stock Option Plan

In January 1996, the Company adopted, and shareholders ratified in February 1996, the 1995 Employee Stock Option Plan ("Option Plan"). The plan provides for the grant of options to qualified employees of the Company and its subsidiary, independent contractors, consultants and other individuals to purchase an aggregate of 350,000 common shares.

Stock option incentive plan activity is summarized as follows:

                                                                  Option Price
                                                   Shares         Per Share
                                                   ------         ---------

     Options outstanding December 1, 1995              --               --
     Granted                                      146,000         $ 3.20
     Exercised                                         --               --
                                                 --------

     Options outstanding November 30, 1996        146,000         $3.20
     Granted                                      336,000         $1.25 - $3.50
     Canceled                                    (178,000)        $3.20 - $3.50
     Exercised                                         --               --
                                                 --------

     Options outstanding November 30, 1997        304,000         $1.25 - $3.20
                                                 ========

     Options exercisable November 30, 1997        203,250
                                                 ========

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Company currently accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the statement which includes disclosing pro forma net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma net income and earnings per share for the years ended November 30, 1997 and 1996 would have been $(94,091) and $(.02) and $17,049 and $.01, respectively had the new method been applied.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997


NOTE 6 - STOCKHOLDERS' EQUITY (Continued)

1995 Employee Stock Option Plan (Continued)

Compensation for non-employees is accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 154%, 118% and 37% for 1997 and 32% for 1996; risk free interest rate of 6.75%; and expected lives of 4 to 5 years.

The effects of applying SFAS 123 in the above pro forma disclosures are not indicative of future amounts as they do not include the effects of awards granted prior to 1996. Additionally, future amounts are likely to be affected by the number of grants awarded since additional awards are generally expected to be made at varying amounts.


Consulting Agreement

The Company retained the services of the underwriter for the Public Offering pursuant to a consulting agreement. Under the agreement, the underwriter performed certain financial advisory and investment banking services for the Company in exchange for fees totaling $92,000, which were paid over a one-year period.

Proposed Stock Repurchase

In June 1997, the Company offered to repurchase up to $500,000 worth of the Company's issued and outstanding common shares and warrants on the open market subject to the rules and regulations of the Securities and Exchange Commission. As of the date of this report, no such purchases have been made.

Shareholder Protection Rights Plan

The Company has adopted a Shareholder Protection Rights Plan (the "Rights Plan") whereby each shareholder of record on June 30, 1997 receives two rights to purchase common shares at $.01 a share for a five year period. The Rights Plan provides that if a person acquires more than twenty percent (20%) of the issued and outstanding common shares of the Company, all shareholders of record, except someone who becomes a 20% shareholder, shall be entitled to exercise the rights.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 7 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred income tax liabilities are comprised as follows at November 30, 1997:

    Deferred tax liability:
      Fixed assets                                                    $1,396

The Company's income tax expense consists of the following:

                                                        Year Ended
                                                        November 30,
                                                 1 9 9 7            1 9 9 6
                                                 -------            -------
   Current:
      Federal                                    $13,186             $77,847
      States                                       3,795              11,388
                                                 -------            --------

                                                 $16,981             $89,235
                                                 =======             =======
   Deferred:
      Federal                                   $ (1,715)          $     140
      States                                      (1,377)                 60
                                                ---------          ---------

                                                $  (3092)          $     200
                                                =========          =========

   Provision for income taxes                    $13,889             $89,435
                                                 =======             =======

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997







NOTE 7 - INCOME TAXES (Continued)

A reconciliation of the difference between the expected income tax rate using the statutory federal tax rate and the Company's effective rate is as follows:

                                                               Year Ended
                                                               November 30,
                                                       1 9 9 7          1 9 9 6
                                                       -------          -------

U.S. Federal income tax statutory rate                    34%              34%

State income tax, net of Federal income tax benefit        6                6
Nontaxable Dividends                                     (18)              (1)
Benefit From Lower Tax Brackets                          (15)              (1)
Nondeductible Expenses                                     9                1
                                                         ----              --

Effective tax rate                                        16%              39%
                                                         ===               ==

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 8 - RELATED PARTY TRANSACTIONS

Lease

The Company leases office and warehouse space through December 31, 1998 from a corporation which is controlled by officers of the Company. In December 1994, the Company received a five year extension on the lease. The following is a schedule of future minimum rental payments required at November 30, 1997:

                 Year Ending November 30,

                             1998                     $ 60,595
                             1999                        5,070
                                                      --------

                                                      $ 65,665
                                                      ========

Rental expense for the years ended November 30, 1997 and 1996, was $64,729 and $58,821, respectively.

Employment Agreements

Effective February 1, 1996, the Company entered into employment agreements with two officers of the Company. Among other provisions, the agreement allows for a base salary of $200,000 plus bonuses based on performance over a five year period commencing on the effective date of the Public Offering. The agreement also contains provisions prohibiting the officers from engaging in activities which are competitive with those of the Company during employment and for one year following termination. The agreements further provide that in the event of a change of control, the current officers are not elected to the Board of Directors of the Company and/or is not elected as an officer of the Company and/or there has been a change in the ownership of at least 25% of the issued and outstanding stock of the Company, and such issuance was not approved by either officer, then the non-approving officer may elect to terminate his employment contract and receive 2.99 times his annual compensation (or such other amount then permitted under the Internal Revenue Code without an excess penalty), in addition to the remainder of his compensation under his existing employment contract.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 9 - INDEPENDENT REPRESENTATIVES

The Company has agreements with independent representatives who receive commissions of 5% on the net amount of invoices rendered by the representative after all trade discounts, freight, transportation allowances, sales taxes, insurance and the like have been deducted. The representatives agree to not represent any person or entity manufacturing or selling products which are competitive with products and services sold by the Company throughout the term of the agreement. The agreements continue unless terminated by written notice by either party or the agreement is breached by either party.

NOTE 10 - MAJOR CUSTOMERS

Revenues to single customers in excess of 10% of the Company's total sales consists of the following:
                                                        Year Ended
                                                        November 30,
                                                 1 9 9 7              1 9 9 6
                                                 -------              -------

Customer A                                    $        --          $1,114,488
Customer B                                       1,818,659                 --
Customer C                                       1,419,976                 --


NOTE 11 - MAJOR SUPPLIERS

Inventory purchased from one supplier in excess of 10% of the Company's total purchases consists of the following:

                                                          Year Ended
                                                         November 30,
                                                  1 9 9 7              1 9 9 6
                                                  -------              -------

Supplier A                                     $        --           $1,154,262
Supplier B                                       1,034,783            1,085,932
Supplier C                                       1,376,457              794,267

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                NOVEMBER 30, 1997




NOTE 12 - EXPORT SALES

Export sales consist of the following:

                                               Year Ended
                                               November 30,
                                      1 9 9 7             1 9 9 6
                                      -------             -------

Surge Components Inc.
   Canada                              $ 18,835              $ 12,524
   Europe                                16,284                    --
   Asia                                  27,298                15,775

Challenge/Surge Inc.
   Canada                              $ 73,232              $ 59,417
   Europe                                54,346                28,709
   Asia                                 310,736               128,575

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS






                           ASSETS
                           ------

                                                           August 31,        November 30,
                                                             1998               1997
                                                           ----------        ------------
Current assets:
     Cash                                                 $1,930,468            $2,895,695
     Marketable securities                                 3,155,991             2,217,370
     Accounts receivable (net of allowance for
       doubtful accounts of $15,724)                       1,214,033             1,544,536
     Inventory                                             1,144,555             1,228,941
     Prepaid expenses and taxes                              116,075               130,844
     Cash surrender value                                     29,789                29,789
                                                          ----------            ----------

         Total current assets                              7,590,911             8,047,175

Fixed assets - net of accumulated depreciation
     of  $197,657 and $160,858, respectively                 313,028               123,942

Other assets:
     Security deposits                                         2,985                 2,985
                                                          ----------            ----------

         Total assets                                     $7,906,924            $8,174,102
                                                          ==========            ==========




See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS



                          LIABILITIES AND STOCKHOLDERS' EQUITY
                          ------------------------------------

                                                                 August 31,              November 30,
                                                                    1998                    1997
                                                                 ----------              ------------
Current liabilities:
     Loan payable - bank                                         $   402,720             $   495,495
     Accounts payable                                              1,120,590                 960,073
     Accrued expenses                                                111,175                 294,734
     Corporation taxes payable                                        16,757                     456
                                                                 -----------             -----------

         Total current liabilities                                 1,651,242               1,750,758

Long term debt:
     Deferred income tax                                                --                     1,396
                                                                 -----------             -----------

         Total liabilities                                         1,651,242               1,752,154
                                                                 -----------             -----------

Stockholders' equity:
     Preferred stock - $.001 par value stock,
         1,000,000 shares authorized, none issued
         and outstanding                                                --                      --
     Common stock - $.001 par value stock,
          25,000,000 shares authorized, 4,852,958 and
          4,823,958 shares issued and outstanding                      4,853                   4,824
     Additional paid-in capital                                    6,369,708               6,335,862
     Unrealized holding gain                                         101,200                  75,980
     Retained earnings (deficit)                                    (220,079)                  5,282
                                                                 -----------             -----------

         Total stockholders' equity                                6,255,682               6,421,948
                                                                 -----------             -----------

         Total liabilities and stockholders' equity              $ 7,906,924             $ 8,174,102
                                                                 ===========             ===========

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                              Nine Months Ended                  Three Months Ended
                                                                  August 31,                          August 31,
                                                         1998              1997                 1998              1997
                                                        ------            ------               ------            ------

Sales                                                $6,374,365           $7,466,138         $2,119,241          $2,847,282
   Less returns and allowances                          140,537               28,378             28,896              10,865
                                                     ----------           ----------         ----------          ----------

Net sales                                             6,233,828            7,437,760          2,090,345           2,836,417

Cost of goods sold                                    4,732,721            5,646,320          1,586,988           2,225,884
                                                     ----------           ----------         ----------          ----------

Gross profit                                          1,501,107            1,791,440            503,357             610,533
                                                     ----------           ----------         ----------          ----------

Operating expenses:
   General and administrative
    expenses                                          1,435,835            1,366,738            531,512             458,697
   Selling and shipping expenses                        434,109              511,576            112,068             159,787
   Depreciation                                          36,800               41,020             18,312              13,761
                                                     ----------           ----------         ----------          ----------

Total operating expenses                              1,906,744            1,919,334            661,892             632,245
                                                     ----------           ----------         ----------          ----------

Loss from operations                                   (405,637)            (127,894)          (158,535)            (21,712)

Other income and (expense):
    Investment income                                   215,236              201,751             72,396              71,496
    Interest expense                                    (33,971)             (37,466)           (14,756)            (14,887)
                                                     ----------           ----------         ----------          ----------


Income (loss) before income taxes                      (224,372)              36,391           (100,895)             34,897

Income taxes                                                989                4,331                 97               4,176
                                                     ----------           ----------         ----------          ----------

Net income (loss)                                    $ (225,361)          $   32,060         $ (100,992)         $   30,721
                                                     ==========           ==========         ==========          ==========

Weighted average shares outstanding
   Basic                                              4,831,480            4,823,958          4,839,067           4,823,958
   Diluted                                            4,831,480            4,929,490          4,839,067           4,929,490

Earnings (loss) per share
   Basic                                            $      (.05)        $         .01       $      (.02)       $        .01
   Diluted                                          $      (.05)        $         .01       $      (.02)       $        .01

See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    Nine Months Ended
                                                                                                         August 31,
                                                                                                  1998             1997
                                                                                                 ------           ------

OPERATING ACTIVITIES:
   Net income (loss)                                                                            $ (225,361)      $   32,060
   Adjustments to reconcile net
    income to net cash provided
    by operating activities:
         Depreciation                                                                               36,800           41,020
         Deferred income taxes                                                                      (1,396)          (1,538)
CHANGES IN OPERATING ASSETS AND LIABILITIES:
   Accounts receivable                                                                             330,503         (512,172)
   Inventory                                                                                        84,386          (72,603)
   Prepaid expenses and taxes                                                                       14,766         (100,143)
   Accounts payable                                                                                160,520          (14,061)
   Accrued expenses and taxes                                                                     (167,258)        (181,468)
   Customer deposit                                                                                     --               --
                                                                                                ----------       ----------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                                232,960         (808,905)
                                                                                                ----------       ----------

INVESTING ACTIVITIES
  Purchase of marketable securities                                                               (913,401)        (100,824)
  Acquisition of fixed assets                                                                     (225,886)         (11,908)
                                                                                                ----------       ----------

NET CASH USED IN INVESTING ACTIVITIES                                                           (1,139,287)        (112,732)
                                                                                                ----------       ----------

FINANCING ACTIVITIES
   Net borrowings under
    letter-of-credit agreement                                                                     (92,775)         506,848
   Proceeds from issuance of stock                                                                  33,875               --
                                                                                                ----------       ----------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                                (58,900)         506,848
                                                                                                ----------       ----------

NET CHANGE IN CASH                                                                                (965,227)        (414,789)

CASH AT BEGINNING OF PERIOD                                                                      2,895,695        3,241,360
                                                                                                ----------       ----------

CASH AT END OF PERIOD                                                                           $1,930,468       $2,826,571
                                                                                                ==========       ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Income taxes paid                                                                            $    1,962       $  127,326
                                                                                                ==========       ==========
   Interest paid                                                                                $   33,932       $   37,466
                                                                                                ==========       ==========





See accompanying notes to consolidated financial statements.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 August 31, 1998



NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

In the opinion of management, the accompanying consolidated financial statements of Surge Components Inc. and Subsidiary contain all adjustments necessary to present fairly the Company's consolidated financial position as of August 31, 1998 and November 30, 1997 and the consolidated results of operations for the nine and three months ended August 31, 1998 and 1997 and consolidated cash flows for the nine months ended August 31, 1998 and 1997.

Except as follows, the accounting policies followed by the Company are set forth in Note 2 to the Company's financial statements included in its Annual Report on Form 10-KSB, for the year ended November 30, 1997.

The consolidated results of operations for the nine and three months ended August 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

Earnings per Share - Effective December 1, 1997, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards Number 128, "Earnings Per Share". Under this standard, the method for calculation of earnings per share was changed and requires the presentation of "basic" and "diluted" earnings per share. Prior period earnings per share have been restated to conform with these provisions.


NOTE  2 - RECENTLY ISSUED ACCOUNTING STANDARD

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards Number 130 "Reporting Comprehensive Income". This standard requires disclosures regarding comprehensive income, the change in an entity's equity during a period from transactions and events other than those resulting from investments by and distributions to owners. Had the new standard been adopted effective December 1, 1996, comprehensive income (loss) for the nine months ended August 31, 1998 and 1997 would have been $ (200,141) and $ 61,645, respectively.

                      SURGE COMPONENTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 August 31, 1998



NOTE 3 - ISSUANCE OF ADDITIONAL SHARES

 In June 1998, the Company approved the issuance of 18,000 shares of the Company's $.001 par value common stock to an officer of the Company. On August 10, 1998 the company issued the shares to the officer of the Company in connection with a settlement of a lawsuit.


NOTE 4 - AGREEMENT FOR ADDITIONAL OFFICE SPACE

In July 1998, the Company renewed their lease for office and warehouse space through December 31, 2008 with a corporation controlled by officers of the Company. Among other provisions, the agreement allows the Company to occupy an additional 2,500 square feet at its current premises and allows for annual increases in the rental payments.

==============================================================================


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security, by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, imply that the information in this Prospectus is correct as of by any time subsequent to the date of this Prospectus.
                                --------------

                               TABLE OF CONTENTS
                                                                       Page
                                                                       ----

Available Information....................................................3
Documents Incorporated by Reference......................................3
Prospectus Summary.......................................................5
Risk Factors.............................................................7
Market for Common Equity and
         Related Stockholder Matters....................................16
Use of Proceeds.........................................................17
Selling Securityholders.................................................17
Plan of Distribution....................................................18
Legal Matters...........................................................19
Experts.................................................................19
Index to Financial Statements..........................................F-1

                           ------------------------

==============================================================================

                             453,313 Common Shares

                           300,000 Class A Warrants









                            SURGE COMPONENTS, INC.




                                 ------------

                                  PROSPECTUS

                                 ------------








                                December 8, 1998